UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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BARNES GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing on April 25, 2012, Barnes Group, Inc. sent the following communication to certain stockholders.

T: 860.583.7070
123 MAIN STREET	F: 860.589.3507
BRISTOL, CT 06010-6307	BGInc.com
April 25, 2012
 Dear Stockholder:
We highly value your continued investment in Barnes Group. Our top priority is our stockholders' best interests. You play an essential role in our corporate governance, and your votes at our upcoming annual meeting of stockholders are important.
We are disappointed that Glass Lewis & Co. and Institutional Stockholder Services, Inc. (ISS) have each issued voting recommendations to: (1) withhold votes for our four director nominees; and (2) vote against our Board's recommendation to oppose a stockholder proposal regarding our Chairman. We strongly disagree with these positions. We believe they are based on mistaken, surface-level assumptions, incomplete analyses of our corporate governance practices, and a disregard for the thoughtful manner in which the Board has responded to stockholder proposals and the votes of our stockholders.
For the below reasons, we believe Glass Lewis's and ISS's recommendations are wrong, and we urge you to vote “FOR” each of the directors up for re-election and vote “AGAINST” adoption of this year's stockholder proposal.
The Board Responded to a Proposal Requesting Board Declassification, But Stockholders Did Not Approve a Binding Declassification Proposal

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ISS's main argument in recommending withhold votes for our director nominees is its claim that the Board did not act on stockholder votes on declassification proposals. ISS disregards the fact that the Board provided stockholders a vote on a binding declassification proposal.

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In 2010, the Company received a non-binding stockholder proposal from Mr. Gerald Armstrong that the Board take steps necessary to declassify the Board. After thoughtfully considering the merits of respected views both for and against declassification generally, and with regard to the Company and industry and capital market environments, the Board unanimously recommended against the proposal.

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The 2010 proposal did not obtain the 66 2/3% vote of the outstanding common stock required under the Company's charter to declassify the Board. Instead, it barely received the approval of a majority of outstanding shares - 50.9%.

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Given the indecisive nature of the 2010 vote, at the 2011 annual meeting the Board presented a binding proposal to allow stockholders to declassify our Board. While our directors did not recommend the proposal because they believed that retaining the classified Board continued to be in stockholders' best interests, they nonetheless enabled stockholders to amend the bylaws to declassify the Board.

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The binding proposal was not approved. Approximately 55% of the outstanding common stock was voted in favor, less than the required 66 2/3% vote of outstanding shares. Glass Lewis' assertion that the Company should have implemented the proposal fails to recognize that without the necessary stockholder vote, the Company cannot implement the proposal.

The Board Responded Appropriately to an Overreaching Stockholder Proposal to Eliminate Supermajority Voting Provisions

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In its 2011 proxy statement, the Company included another non-binding stockholder proposal submitted by Mr. Armstrong. The proposal requested replacing all supermajority voting provisions in the Company's

April 25, 2012

charter and bylaws with a low “majority of votes cast” standard.

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The Board unanimously recommended against this proposal because certain fundamental corporate matters, such as a sale of the Company or other change-in-control transaction, should always require not only at least a majority of votes cast, but also of shares outstanding.

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Under the proposal, fundamental corporate matters could be decided by only a majority of the votes cast at a meeting even if less than 50% of shares outstanding. For example, if 50.1% of the Company's shares were present at a meeting, stockholders holding only 25.1% of the Company's common stock could enact fundamental changes.

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If the proposal had been binding, it would have failed to obtain the required vote to amend the Company's charter and bylaws to eliminate the supermajority provisions. The proposal received 48.8% of the outstanding common stock in favor, rather than the 66 2/3% vote of outstanding shares that would be required under the Company's charter.

The Stockholder Proposal Regarding our Chairman Would Unnecessarily Inhibit the Board's Flexibility in Choosing its Leadership

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For the 2012 meeting, the Company received another non-binding proposal from Mr. Armstrong that is included in our proxy statement. The proposal requests that the Chairman be both an independent director as defined by New York Stock Exchange (NYSE) rules and, expanding on the objective NYSE standards, never have served as an executive officer of the Company.

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The Board recommends against this proposal. ISS appears to have failed to take into consideration the fact that our Chairman is not now and has never been our CEO, and has not been an executive officer of the Company for nearly 15 years. The Company has had a separate CEO and Chairman for more than 20 years. Our Chairman's work as a non-executive, full-time employee is complementary to his regular duties as Chairman, as describe on page 47 of the proxy statement for the 2012 meeting, and those duties do not involve management of the Company's operations. He is not a member of our senior management team, he does not report to any other executive officer and his salary as an employee is not based on the Company's performance. Since the execution of all of his duties requires a full-time commitment, the Board believes an employment arrangement with our Chairman is appropriate.

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The Board believes that the Company is best served by the Board retaining the flexibility to choose its Chairman and determine the most effective leadership structure and the best application of his time commitment, based upon its evaluation of what is best for the Company and its stockholders at the time it is making its determination. This includes having the flexibility to appoint an employee or a former executive officer to serve as Chairman. ISS appears to have failed to take into consideration that under its own analysis, the Company's Board structure is rated “Low Concern.”

For all of the above reasons, and most importantly because our Board of Directors has in fact been responsive to the votes and interests of our stockholders by properly exercising its fiduciary obligations on these significant matters, we urge you to vote FOR” our director nominees and “AGAINST” the stockholder proposal.
Sincerely,
/s/ Kristine M. Murphy
Kristine M. Murphy, Senior Counsel and Assistant Secretary